Exhibit 99.3

This VOTING AND SUPPORT AGREEMENT, dated as of February 22, 2023 (this “Agreement”), is by and among IR Parent, LLC, a Delaware limited liability company (“Parent”), and such stockholders set forth on Schedule A hereto (together, the “Stockholders”). Parent and the Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, IR Merger Sub II, Inc., a Maryland corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and INDUS Realty Trust, Inc., a Maryland corporation (the “Company”) are entering into an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree to, and the Stockholders have agreed to, enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that the Stockholders Beneficially Own;

WHEREAS, the Stockholders are the Beneficial Owners, and have either sole or shared voting power over, such number of Subject Securities (as defined below) as is indicated opposite each such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, Parent desires that the Stockholders agree, and the Stockholders are willing to agree, not to Transfer (as defined below) any of the Subject Securities Beneficially Owned by such Stockholder, and to vote such Subject Securities in a manner so as to facilitate consummation of the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Adverse Amendment” shall mean an amendment or modification to the Merger Agreement in the form as it exists as of the time of the execution of the Merger Agreement in a manner that alters or changes the amount or form of consideration to be paid to the Company’s stockholders in connection with the Merger or otherwise amends or modifies the Merger Agreement in a manner adverse to the Stockholders in any material respect.

“Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that other than with respect to Section 11.17, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Party or any of its Affiliates shall be deemed or treated as an Affiliate of such Party.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Expiration Time” shall mean the earliest to occur of (i) the Merger Effective Time, (ii) the delivery of written notice by the Company to Parent of an Adverse Recommendation Change made in compliance with the Merger Agreement, (iii) upon any Adverse Amendment being made without the prior written consent of the Stockholders, (iv) such date and time as the Merger Agreement shall have been terminated pursuant to its terms, and (v) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Subject Securities by such Stockholder (i) to another Stockholder or any other stockholder of the Company subject to a similar voting and support agreement with Parent, (ii) if the Stockholder is a natural person (A) to any member of such Stockholder’s immediate family, (B) to a trust whose sole beneficiaries are such Stockholder and/or members of such Stockholder’s immediate family, or (C) upon the death of such Stockholder, (iii) to an Affiliate of such Stockholder or (iv) following the Stockholder Approval (in the case of a Transfer pursuant to any of the foregoing clauses (i) through (iv), the transferee is a “Permitted Transferee”); provided, that (x) such Transfer is in accordance with applicable Law, (y) such Stockholder is, and at all times has been, in compliance with this Agreement in all material respects, and (z) in the case of Permitted Transfers contemplated by clauses (i)-(iii), such Permitted Transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent (a “Joinder”), to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided, further, that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement with respect to any Subject Securities that continue to be Beneficially Owned by such Stockholder.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

“Warrant” means that certain Warrant to Purchase Common Stock, dated August 24, 2020, issued by the Company to the Stockholder.

“Warrant Shares” means the shares of common stock, par value $0.01 per share, of the Company issuable upon the exercise of the Warrant.

“Willful Breach” shall mean a material breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party, with the actual knowledge or intent that the taking of such act or failure to take such action would result in, constitute or cause a material breach of this Agreement.

2.                  Agreement to Retain Subject Securities.

2.1              Transfer of Subject Securities. Other than a Permitted Transfer, from the date of this Agreement until the Expiration Time, no Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Stockholder, Transfer any such Subject Securities; provided, in the event that any Stockholder intends to undertake a Permitted Transfer of any of such Stockholder’s Subject Securities, such Stockholder shall (i) provide prior notice thereof to Parent and (ii) authorize the Company to, or authorize the Company to instruct its transfer agent to, effect such Permitted Transfer only if a Joinder in respect of such Transfer has been executed and delivered to Parent (solely to the extent a Joinder is required under the definition of Permitted Transfer).

2.2              Additional Purchases; Adjustments. Each Stockholder agrees that any shares of Company Common Stock and any other shares of voting capital stock or other voting equity securities of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power (or with respect to which the Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement as Subject Securities. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities as Subject Securities.

2.3              Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities by any Stockholder in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

3.                  Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of the Company, however called, with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, and shall cause each holder of record of Subject Securities Beneficially Owned by the Stockholder on any applicable record date to (including via proxy), (a) when such meeting is held, appear at such meeting or otherwise cause such Subject Securities to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, (b) vote all such Subject Securities Beneficially Owned by such Stockholder as of the record date of such meeting (solely in respect of the following matters, and not with respect to any other matters): (i) in favor of (A) the approval of the Merger and any other matters necessary or reasonably requested by Parent for the consummation of the Merger and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Competing Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, this Section 3 shall not be interpreted to require the Warrant Shares to be voted or to appear or be present at any meeting, except to the extent that such Warrant Shares shall have been issued upon exercise of the Warrant prior to the applicable record date therefor.

4.                  No Inconsistent Agreements. Each Stockholder hereby represents and agrees that, except pursuant to this Agreement, such Stockholder (i) is not subject to, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to any of such Subject Securities Beneficially Owned by the Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) is not subject to, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to any of such Subject Securities Beneficially Owned by the Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and (iii) is not subject to, and shall not enter into, any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5.                  Representations and Warranties of the Stockholders. Each Stockholder, on behalf of himself, herself or itself and each other Stockholder, hereby severally, and not jointly and severally, represents and warrants to Parent as follows:

5.1              Organization; Due Authority. Such Stockholder (a) if applicable, is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has capacity to, or if applicable, the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid execution and delivery hereof by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against him, her or it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (“Enforceability Exceptions”).

5.2              Ownership of the Company Common Stock. Such Stockholder (a) Beneficially Owns, and has good and valid title to, the shares of Company Common Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than any Liens (i) created by, or arising under, this Agreement or the Company Governing Documents; (ii) created by any applicable restrictions on transfers under the Securities Act or any applicable state securities law; and (iii) disclosed in the SEC Schedule 13D filed by Conversant Capital LLC, et al on September 3, 2020 (as amended through the date of this Agreement), and (b) has sole or shared voting power over all of the Subject Securities Beneficially Owned by such Stockholder. As of the date hereof, such Stockholder does not Beneficially Own any capital stock or other securities of the Company other than, other than the shares of Company Common Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of the Company except as set forth on Schedule B opposite such Stockholder’s name.

5.3              No Conflict; Consents.

(a)               The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock Beneficially Owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b)               Other than any filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement or the performance by such Stockholder of his, her or its obligations hereunder.

5.4              Absence of Litigation. There is no Action pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.                  Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid execution and delivery hereof by the Stockholders, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

7.                  Termination. This Agreement (except to the extent provided below in this Section 7) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 7, Section 9, and Section 11 (other than Section 11.17) shall survive the termination of this Agreement unless the Merger Agreement is terminated prior to the Merger Effective Time in accordance with its terms; provided, further, that nothing herein shall relieve any Party hereto of any liability for any Willful Breach of this Agreement prior to such termination.

8.                  No Solicitation. Each Stockholder shall not, and shall cause its directors and officers, and shall direct his, her or its other Representatives to the extent acting on his, her or its behalf not to, directly or indirectly, take any action that would violate Section 7.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 7.3 of the Merger Agreement, it being understood that each Stockholder (and its directors and officers) shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 7.3 of the Merger Agreement.

9.                  Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Sponsors, Parent or any of their respective Affiliates, on the one hand, or the Company or any of its Subsidiaries or successors, on the other hand (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 9 shall not be deemed a waiver of any rights of any Stockholder or any Permitted Transferee thereof for any breach of this Agreement or the Merger Agreement.

10.              Further Assurances. Each Party shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the other Party may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

11.              Miscellaneous.

11.1          Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

11.2          Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, Parent’s consent shall not be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Section 11.2 shall not be deemed to prevent Parent or its Affiliates from engaging in any merger, consolidation, reorganization or other business combination transaction.

11.3          Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent and (b) the Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

11.4          Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service (with proof of delivery), or (c) immediately upon delivery by hand or email (provided, that, in the case of emails, non-automatic confirmation of receipt (which shall not include “out of office” or other automatic replies) is given by the recipient or its counsel within one (1) Business Day), in each case, to the intended recipient as set forth below (or at such other address for a Party as shall be specified by like notice):

(a)                 if to any of the Stockholders, to him, her or it at:

c/o Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Email:	***
Attention:	Keith O’Connor

  with copies (which shall not be considered notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Email:	scott.luftglass@friedfrank.com
philip.richter@friedfrank.com
Attention:	Scott B. Luftglass
Philip Richter

(b)                if to Parent, to the addresses listed on Schedule C hereto with a copy (which shall not be considered notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Email:	aazher@stblaw.com
fred.dealbuquerque@stblaw.com
Attention:	Atif I. Azher
Frederick De Albuquerque

  and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
E-mail:	gressa@stblaw.com
danielle.jackson@stblaw.com
Attention:	Gregory J. Ressa
Danielle C. Jackson

  and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
E-mail:	blair.thetford@skadden.com
Attention:	Blair Thetford, Esq.

  and

Skadden, Arps, Slate, Meagher & Flom LLP
155 N Upper Wacker Drive
Chicago, IL 60606
E-mail:	nancy.olson@skadden.com
Attention:	Nancy Olson, Esq.

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

11.5          Governing Law; Jurisdiction.

(a)               This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matters that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement, or the execution or performance of this Agreement (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)               Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in any of the Chosen Courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any of the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any of the Chosen Courts; (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any of the Chosen Courts; and (v) agrees, with respect to any action or proceeding filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.5 in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

11.6          Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7          No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

11.8          WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.8.

11.9          Entire Agreement. This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.10      Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

11.11      No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties hereto unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

11.12      Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

11.13      Action in Stockholder Capacity Only. The Parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the Beneficial Owners of shares of the Company Common Stock and, subject to the Merger Agreement, nothing in this Agreement shall restrict in any respect any actions (or omissions) taken in any other capacity (including by any director of the Company in his or her capacity as a director of the Company).

11.14      Documentation and Information. Except (a) for communications consistent with the final form of joint press release announcing the Merger Agreement and the investor presentation given to investors on the day of announcement of the Merger Agreement or (b) as may be required by applicable Law or stock exchange rule or regulation (provided that reasonable notice of any such disclosure will be provided to Parent), no Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent. Notwithstanding the foregoing, Parent consents to each Stockholder publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that such Stockholder reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, the existence and terms of this Agreement (including filing a copy of this Agreement). Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit (i) any communications of a Stockholder with its current or prospective limited partners, members or other Affiliates who are bound by customary confidentiality obligations or (ii) communications in such Stockholder’s capacity as a director or officer of the Company, if and as applicable.

11.15      Obligation to Update Schedule A. The Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Stockholder, the Stockholders will, as promptly as practicable following the completion of such acquisition or Transfer, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

11.16      Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

11.17      Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns (and in the case of any Stockholder, any Permitted Transferee to whom Subject Securities are transferred). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 11.17, each of whom may enforce the provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

PARENT:

IR PARENT, LLLC

By:	/s/ William D. Rahm
Name:	William D. Rahm
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

STOCKHOLDERS:

CM CHANGE INDUSTRIAL LP

By:	Conversant GP Holdings LLC

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member

CM CHANGE INDUSTRIAL II LP

By:	Conversant GP Holdings LLC

By:	/s/ Michael Simanovsky
Name:	Michael Simanovsky
Title:	Managing Member